CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Akorn, Inc.
Buffalo Grove, IL
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-127794, 333-133307, 333-138681, and 333-147850), the Registration Statement on Form S-1 (No. 333-119168), and the Registration Statement on Form S-8 (No. 333-124190) of Akorn, Inc. of our reports dated March 13, 2008, relating to the consolidated financial statements and the effectiveness of Akorn, Inc.’s internal control over financial reporting included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
/s/ BDO Seidman, LLP
Chicago, Illinois
March 13, 2008